Exhibit 6.4

COINBASE CUSTODY CUSTODIAL SERVICES AGREEMENT

This Custodial Services Agreement (the “Agreement”) is made by each individual entity identified in Exhibit A, attached hereto and incorporated herein by this reference, (each, a “Client”) and Coinbase Custody Trust Company, LLC, with an address at 200 Park Avenue South, Suite 1208, New York, NY 10003 (“Coinbase Custody”). This Agreement governs Client’s use of the Custodial Services (as defined herein) provided by Coinbase Custody as a fiduciary to its clients’ assets.

1.	CUSTODIAL SERVICES.

1.1.	Custodial Services. Client hereby appoints Coinbase Custody as its provider of Custodial Services in accordance with the terms and conditions of this Agreement. Coinbase Custody shall provide Client with a segregated custody account controlled and secured by Coinbase Custody (“Custodial Account”) to store certain digital assets supported by Coinbase Custody (“Digital Assets”), on Client’s behalf (“Custodial Services”). Coinbase Custody is a fiduciary under § 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act of 1940, as amended, and is licensed to custody Client’s Digital Assets in trust on Client’s behalf. Digital Assets in Client’s Custodial Account are not treated as general assets of Coinbase Custody. Rather, Coinbase Custody serves as a fiduciary and custodian on Client’s behalf, and the Digital Assets in Client’s Custodial Account are considered fiduciary assets that remain Client’s property.

1.2.	Opt-in to Division 8 of the New York Commercial Code. Coinbase Custody is a “securities intermediary” as that term is defined in Division 8 of the Commercial Code of the State of New York. Although it holds only Digital Assets, Client’s Custodial Account is considered a “securities account” under Division 8, and Client is the “entitlement holder” of the securities account under Division 8. Digital Assets in Client’s Custodial Account are treated as “financial assets” under Division 8. Coinbase Custody is obligated by Division 8 to maintain sufficient Digital Assets to satisfy all entitlements of its customers to the same Digital Assets. Coinbase Custody may not grant a security interest in the Digital Assets in Client’s Custodial Account. Digital Assets in Client’s Custodial Account are custodial assets. Under Division 8, the Digital Assets in Client’s Custodial Account are not general assets of Coinbase Custody and are not available to satisfy claims of creditors of Coinbase Custody. The treatment of Digital Assets in Client’s Custodial Account as financial assets under Division 8 does not determine the characterization or treatment of the Digital Assets under any other law or rule.

1.3.	Custodial Services Fees. Subject to any addenda or attachments hereto, the fees for Custodial Services shall be calculated in accordance with Schedule A (“Fee Schedule”). Coinbase Custody may propose modifications to the Fee Schedule at any time, upon at least thirty (30) days’ advance notice of such modifications to Client. Such modifications to the Fee Schedule shall be agreed to by Client and Coinbase Custody in writing or to the extent the parties cannot reach an agreement, either party may elect to terminate this Agreement in accordance with Section 4.5 and discontinue the Custodial Services without charge or penalty.

Coinbase Custody

1.4.	No Investment Advice or Brokerage. Coinbase Custody does not provide investment, tax, or legal advice, nor does Coinbase Custody broker transactions on Client’s behalf. Client acknowledges that Coinbase Custody has not provided any advice or guidance or made any recommendations to Client with regard to the suitability or value of any Digital Assets, and that Coinbase Custody has no liability regarding any selection of a Digital Asset that is held by Client through Client’s Custodial Account and the Custodial Services. All deposit and withdrawal transactions are executed based on Client’s Instructions and in accordance with posted deposit and withdrawal execution procedures, and Client is solely responsible for determining whether any investment, investment strategy, or related transaction involving Digital Assets is appropriate for Client based on Client’s personal investment objectives, financial circumstances, and risk tolerance. Client should consult its legal or tax professional regarding Client’s specific situation.

1.5.	Acknowledgement of Risks. Client acknowledges that Digital Assets are not covered by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

2.	CREATING A CUSTODIAL ACCOUNT.

2.1.	Registration of Custodial Account. The Custodial Services are provided through the website located at https://custody.coinbase.com/, associated websites and application programming interfaces (“APIs”) (collectively, the “Coinbase Custody Site”). To use the Custodial Services, Client must create a Custodial Account by providing Coinbase Custody with all information requested. Coinbase Custody may, in its sole discretion, limit the number of Custodial Accounts a Client may operate.

2.2.	Authorized Representatives. Client shall provide the names of authorized employees and/or agents who shall be authorized to access the Coinbase Custody Site and issue instructions to Coinbase Custody on behalf of Client (each an “Authorized Representative”). Each Authorized Representative will continue in such capacity until such time as Coinbase Custody receives instructions from Client that its Authorized Representatives have changed. Client shall promptly notify Coinbase Custody in the event that the Authorized Representatives have changed.

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3.	CUSTODIAL ACCOUNT.

3.1.	In General. The Custodial Services allow (i) Client to deposit supported Digital Assets from a public blockchain address controlled by Client into its Custodial Account, (ii) withdraw supported Digital Assets from its Custodial Account to a public blockchain address controlled by Client, and (iii) certain additional services as may be agreed to between the Client and Coinbase Custody from time to time in an addendum or attachment hereto. Each such deposit or withdrawal shall be a “Custody Transaction” and conform to Instructions (as defined below) provided by Client through the Coinbase Custody Site. Client shall withdraw Digital Assets only to public blockchain addresses and accounts owned by Client. Digital Assets are stored in Client’s Custodial Account in accordance with the terms of this Agreement and are not commingled with other client’s Digital Assets. Coinbase Custody reserves the right to refuse to process or to cancel any pending Custody Transaction as required by law or in response to a subpoena, court order, or other binding government order or to enforce transaction, threshold, and condition limits or if Coinbase Custody reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation or applicable rule of a governmental authority or self-regulatory organization. Coinbase Custody cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network.

3.2.	Instructions. Coinbase Custody may act upon instructions received from Client (if Client is a natural person) or Client’s Authorized Representatives (“Instructions”). When taking action upon Instructions, Coinbase Custody shall act in a reasonable and proper manner, and provided that (i) Instructions shall continue in full force and effect until cancelled or superseded (except in respect of Instructions executed by Coinbase Custody, which can no longer be cancelled), (ii) if any Instructions are ambiguous, Coinbase Custody shall refuse to execute such Instructions until any such ambiguity has been resolved to Coinbase Custody’s satisfaction, (iii) Coinbase Custody may refuse to execute Instructions if in Coinbase Custody’s opinion such Instructions are outside the scope of its obligations under this Agreement or are contrary to any applicable law, rule or other regulatory requirement (whether arising from any governmental authority or self-regulatory organization), and (iv) Coinbase Custody may rely in the performance of its duties under this Agreement and without liability on its part, upon any Instructions believed by it in good faith to be given by Client’s Authorized Representatives (or otherwise to have been given on Client’s behalf) and upon any notice, request, consent, certificate or other instrument believed by it in good faith to be genuine and to be signed or furnished by the proper party or parties thereto, including (without limitation) Client or any of Client’s Authorized Representatives. Client is responsible for losses resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address to Coinbase Custody for executing a withdrawal transaction). Coinbase Custody is responsible for losses resulting from Coinbase Custody’s errors in executing a transaction (e.g., if Client provides the correct destination address for executing a withdrawal transaction, but Coinbase Custody erroneously sends Client’s Digital Assets to another destination address).

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3.3.	Digital Asset Deposits and Withdrawals. Coinbase Custody processes supported Digital Asset deposits and withdrawals according to Instructions received from Client or Client’s Authorized Representatives, and Coinbase Custody does not guarantee the identity of any user, receiver, requestee, or other party. Client should verify all transaction information prior to submitting instructions to Coinbase Custody. Client should manage and keep secure any and all information or devices associated with deposit and withdrawal verification procedures, including YubiKeys and passphrases or other security or confirmation information. Client agrees that it will not withdraw Digital Assets to a blockchain address that is not under Client’s control. Coinbase Custody reserves the right to charge network fees (miner fees) to process a Digital Asset transaction on Client’s behalf. Coinbase Custody will calculate the network fee, if any, in its discretion, although Coinbase Custody will always notify Client of the network fee at or before the time Client authorizes the transaction. Coinbase Custody reserves the right to delay any Custody Transaction if it perceives a risk of fraud or illegal activity.

3.4.	Digital Asset Storage and Transmission Delays. Coinbase Custody requires up to twenty-four (24) hours between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network. Since Coinbase Custody securely stores all Digital Asset private keys in offline storage, it may be necessary to retrieve certain information from offline storage in order to facilitate a withdrawal in accordance with Client’s Instructions, which may delay the initiation or crediting of such withdrawal. Client acknowledges and agrees that a Custody Transaction may be delayed, and that Digital Assets shall not be deposited or withdrawn upon less than twenty-four (24) hours’ notice initiated from Client’s Custodial Account. The time of such request shall be the time such notice is transmitted from Client’s Custodial Account. Coinbase Custody makes no representations or warranties with respect to the availability and/or accessibility of (1) the Digital Assets, (2) a Custody Transaction, (3) the Custodial Account, or (4) the Custodial Services.

While Coinbase Custody will make reasonable efforts to process Client initiated deposits in a timely manner, Coinbase Custody makes no representations or warranties regarding the amount of time needed to complete processing as such processing is dependent upon many factors outside of Coinbase Custody’s control.

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3.5.	Supported Digital Assets. The Custodial Services are available only in connection with those Digital Assets that Coinbase Custody, in its sole discretion, decides to support. The Digital Assets that Coinbase Custody supports may change from time to time. Prior to initiating a deposit of Digital Asset to Coinbase Custody, Client must confirm that Coinbase Custody offers Custodial Services for that specific Digital Asset. By initiating a deposit of Digital Asset to a Custodial Account, Client attests that Client has confirmed that the Digital Asset being transferred is a supported Digital Asset offered by Coinbase Custody. Under no circumstances should Client attempt to use the Custodial Services to deposit or store Digital Assets in any forms that are not supported by Coinbase Custody. Depositing or attempting to deposit Digital Assets that are not supported by Coinbase Custody will result in such Digital Asset being irretrievable by Client and Coinbase Custody. Coinbase Custody assumes no obligation or liability whatsoever regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Coinbase Custody does not support. To confirm which Digital Assets are supported by Coinbase Custody, Client should login at Coinbase Custody Site and carefully review the list of supported Digital Assets. Coinbase Custody recommends that Client deposit a small amount of supported Digital Asset as a test prior to initiating a deposit of a significant amount of supported Digital Asset. Coinbase Custody may from time to time determine types of Digital Asset that will be supported or cease to be supported by the Custodial Services. Coinbase Custody shall provide Client with thirty (30) days’ written notice before ceasing to support a Digital Asset, unless Coinbase Custody is required to cease such support by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement.

3.6.	Advanced Protocols. Unless specifically announced on the Coinbase Custody Site or through some other official public statement of Coinbase Custody, Coinbase Custody does not support airdrops, metacoins, colored coins, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins which supplement or interact with a Digital Asset supported by Coinbase Custody (collectively, “Advanced Protocols”). Client shall not use Client’s Custodial Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. The Coinbase Custody platform is not configured to detect and/or secure Advanced Protocol transactions and neither Client nor Coinbase Custody will be able to retrieve any unsupported Advanced Protocol. Coinbase Custody assumes absolutely no liability, obligation or responsibility whatsoever in respect to Advanced Protocols.

3.7.	Operation of Digital Asset Protocols. Coinbase Custody does not own or control the underlying software protocols which govern the operation of Digital Assets supported in the Coinbase Custody platform. In general, the underlying protocols are open source and anyone can use, copy, modify, and distribute them. By using the Custodial Services, Client acknowledges and agrees (i) that Coinbase Custody makes no guarantee of the functionality, security, or availability of underlying protocols; (ii) that some underlying protocols are subject to consensus-based proof of stake validation methods which may allow, by virtue of their governance systems, changes to the associated blockchain or digital ledger (“Governance Modifiable Blockchains”), and that any Custody Transactions made by Client validated on such Governance Modifiable Blockchains may be affected accordingly; and (iii) that the underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and that such forks may materially affect the value, function, and/or even the name of the Digital Asset Client stores in Client’s Custodial Account. In the event of a fork, Client agrees that Coinbase Custody may temporarily suspend Coinbase Custody operations (with or without notice to Client) and that Coinbase Custody may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely. Client acknowledges and agrees that Coinbase Custody assumes absolutely no liability, obligation or responsibility whatsoever in respect to the operation of underlying software protocols, transactions affected by Governance Modifiable Blockchains, or an unsupported branch of a forked protocol and, accordingly, Client acknowledges and assumes the risk of the same.

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3.8.	Use of the Custodial Services. Client acknowledges and agrees that Coinbase Custody may monitor use of the Custodial Account and the Custodial Services and the resulting information may be utilized, reviewed, retained and or disclosed by Coinbase Custody for its internal purposes or in accordance with the rules of any applicable legal, regulatory or self-regulatory organization or as otherwise may be required to comply with relevant law, sanctions programs, legal process or government request.

3.9.	Privacy. Coinbase Custody shall only use Client’s non-personal information in order to provide Services to the Client as outlined in this Agreement, to comply with its legal obligations, and for research and development. Coinbase Custody may only disclose Client information externally in an anonymized or aggregated form that does not identify Client and is stripped of any persistent identifiers (such as device identifiers, IP addresses, and cookie IDs).

Coinbase, Inc.’s Privacy Policy, available at https://www.coinbase.com/legal/privacy, sets out Coinbase Custody’s use of any personal data collected by Coinbase Custody relating to any natural persons, which may include representatives of the Client.

3.10.	Security. Coinbase Custody has implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard Coinbase Custody’s electronic systems and Client’s Confidential Information from, among other things, unauthorized access or misuse. In the event of a Data Security Incident (defined below), Coinbase Custody shall promptly notify Client and such notice shall include the following information: (i) the timing and nature of the Data Security Incident, (ii) the information related to Client that was compromised, including the names of any individual acting on Client’s behalf in his or her corporate capacity whose personal information was compromised, (iii) when the Data Security Incident was discovered, and (iv) remedial actions that have been taken and that Coinbase Custody plans to take. “Data Security Incident” is defined as any incident whereby (a) an unauthorized person (whether within Coinbase Custody or a third party) acquired or accessed Client’s information, or (b) Client’s information is otherwise lost, stolen or compromised.

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3.11.	Confidentiality. The parties agree that the recipient of any non-public, confidential or proprietary information of the other party including without limitation the existence and terms of this Agreement and information relating to the other party’s business operations or business relationships or pursuant to this Agreement, including without limitation the pricing schedule (collectively “Confidential Information”) will not disclose such Confidential Information to any third party except to such party’s officers, directors, agents, employees, consultants, contractors and professional advisors who need to know the Confidential Information for the purpose of assisting in the performance of this Agreement and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein, and will protect such Confidential Information from unauthorized use and disclosure. Each party shall use any Confidential Information that it receives pursuant to or in connection with this Agreement solely for performance of this Agreement, and no other purpose. Confidential Information shall not include any (i) information that is or becomes generally publicly available through no fault of the recipient, (ii) information that the recipient obtains from a third party (other than in connection with this Agreement) that, to the recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; (iii) information that is independently developed or acquired by the recipient without the use of Confidential Information provided by the disclosing party; (iv) disclosure with the prior written consent of the disclosing party.

Notwithstanding the foregoing, each party may disclose Confidential Information of the other party to the extent required by a court of competent jurisdiction or governmental authority or otherwise required by law; provided, however, the party making such required disclosure shall first notify the other party (to the extent legally permissible) and shall afford the other party a reasonable opportunity to seek confidential treatment if it wishes to do so. For the purposes of this Agreement, no affiliate of Coinbase Custody shall be considered a third party; provided that Coinbase Custody causes such entity to undertake the obligations in this section. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the recipient shall be and remain the property of the disclosing party and shall be promptly returned to the disclosing party or destroyed, each upon the disclosing party’s request; provided, however, notwithstanding the foregoing, the recipient may retain one (1) copy of Confidential Information if (a) required by law or regulation, or (b) retained pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained shall remain subject to the confidentiality obligations of this Agreement.

3.12.	Account Statements. Coinbase Custody will provide Client with an electronic account statement: (1) every calendar quarter, at a minimum; or (2) for any month in which Client deposited or withdrew Digital Assets. Each account statement will identify the amount of each Digital Asset in Client’s Custodial Account at the end of the period and set forth all transactions in Client’s account during that period. Coinbase Custody will send a notice to the email of record given to Coinbase Custody when a new account statement is made available.

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3.13.	Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, Coinbase Custody shall, upon written request, provide Client authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Digital Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), and (ii) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

3.14.	Third-Party Payments. The Custodial Services are not intended to facilitate third-party payments of any kind. As such, Coinbase Custody has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Custodial Account.

4.	GENERAL USE, PROHIBITED USE, AND TERMINATION.

4.1.	Coinbase Custody Site and Content. During the term of this Agreement, Coinbase Custody hereby grants Client a limited, nonexclusive, non-transferable, non-sublicensable, revocable, and royalty-free license, subject to the terms of this Agreement, to access and use the Coinbase Custody Site and related content, materials, information (collectively, the “Content”) solely for Client’s internal business use and other approved purposes as permitted by Coinbase Custody in writing from time to time. Any other use of the Coinbase Custody Site or Content is expressly prohibited. All other right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in the Coinbase Custody Site or Content and Custodial Services is and will remain the exclusively the property of Coinbase Custody and its licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Custodial Services or Content, in whole or in part. “custody.coinbase.com,” “Coinbase,” “Coinbase Custody,” “Coinbase Custody” and all logos related to the Custodial Services or displayed on the Coinbase Custody Site are either trademarks or registered marks of Coinbase Custody or its licensors. Client may not copy, imitate or use them without Coinbase Custody’s prior written consent. The license granted under this Section 4.1.1 will automatically terminate upon termination of this Agreement, or the suspension or termination of Client’s access to the Coinbase Custody Site or Custodial Services.

4.2.	Website Accuracy. Although Coinbase Custody intends to provide accurate and timely information on the Coinbase Custody Site, the Coinbase Custody Site (including, without limitation, the Content) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide Client with as complete and accurate information as possible, information may be changed or updated from time to time without notice, including without limitation information regarding Coinbase Custody policies, products and services. Accordingly, Client should verify all information before relying on it, and all decisions based on information contained on the Coinbase Custody Site are Client’s sole responsibility and Coinbase Custody shall have no liability for such decisions. Links to third-party materials (including without limitation websites) may be provided as a convenience but are not controlled by Coinbase Custody. Coinbase Custody is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Coinbase Custody Site.

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4.3.	Third-Party or Non-Permissioned Use. Except for fund administrators, Client shall not grant permission to a third party or non-permissioned user to access or connect to Client’s Custodial Account, either through the third party’s product or service or through the Coinbase Custody Site. Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Agreement and may violate the terms of this Agreement. Client is fully responsible for all acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account. Further, Client acknowledges and agrees that Client will not hold Coinbase Custody responsible for, and will indemnify Coinbase Custody from, any liability arising out of or related to any act or omission of any third party or non-permissioned user with access to Client’s Custodial Account. Client must notify Coinbase Custody immediately if a third party or non-permissioned user accesses or connects to Client’s Custodial Account by contacting Client’s Custodial Account representative or by emailing custody@coinbase.com from the email address associated with Client’s Custodial Account.

4.4.	Prohibited Use. Client represents and warrants that Client will not use the Custodial Services or Custodial Account for any illegal activity, including without limitation illegal gambling, money laundering, fraud, blackmail, extortion, ransoming data, the financing of terrorism, other violent activities or any prohibited market practices, including without limitation activities and business set forth in Appendix 1.

4.5.	Termination for Convenience. Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Notwithstanding the foregoing, Client may cancel Client’s Custodial Account at any time by withdrawing all balances and contacting Coinbase Custody at custody@coinbase.com. Client will not be charged for canceling Client’s Custodial Account, although Client will be required to pay any outstanding amounts owed to Coinbase Custody. Client authorizes Coinbase Custody to cancel or suspend any pending deposits or withdrawals at the time of cancellation.

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4.6.	Suspension, Termination, and Cancellation. Coinbase Custody may: (a) suspend or restrict Client’s access to the Custodial Services, and/or (b) deactivate, terminate or cancel Client’s Custodial Account if:

4.6.1.	Coinbase Custody is so required by a facially valid subpoena, court order, or binding order of a government authority;

4.6.2.	Coinbase Custody reasonably suspects Client of using Client’s Custodial Account in connection with a Prohibited Use or Prohibited Business, as set forth in Appendix 1;

4.6.3.	Coinbase Custody perceives a heightened risk of legal or regulatory non-compliance associated with Client’s Custodial Account activity;

4.6.4.	Coinbase Custody service partners are unable to support Client’s use;

4.6.5.	Client takes any action that Coinbase Custody deems as circumventing Coinbase Custody’s controls, including, but not limited to, opening multiple Custodial Accounts, abusing promotions which Coinbase Custody may offer from time to time, or otherwise making a misrepresentation of Client’s Custodial Account; or

4.6.6.	Client breaches or violates the terms of this Agreement.

If Coinbase Custody suspends or closes Client’s Custodial Account or terminates Client’s use of the Custodial Services for any reason, Coinbase Custody will provide Client with notice of Coinbase Custody’s actions unless a court order or other legal or regulatory process prohibits Coinbase Custody from providing Client with such notice. Client acknowledges that Coinbase Custody’s decision to take certain actions, including limiting access to, suspending, or closing Client’s Custodial Account, may be based on confidential criteria that are essential to Coinbase Custody’s risk management and security protocols. Client agrees that Coinbase Custody is under no obligation to disclose the details of its risk management and security procedures to Client.

Client will be permitted to withdraw Digital Assets associated with Client’s Custodial Account for ninety (90) days after Custodial Account deactivation or cancellation unless such withdrawal is otherwise prohibited (i) under the law, including but not limited to applicable sanctions programs, or (ii) by a facially valid subpoena, court order, or binding order of a government authority. If a shorter time frame than the ninety (90) days prescribed in the preceding sentence is required by an applicable court order, subpoena or regulatory or governmental authority, Client shall use best efforts to withdraw such Digital Assets within such shorter time frame.

4.7.	Relationship of the Parties. Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Coinbase Custody to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either Client or Coinbase Custody to be treated as the agent of the other.

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4.8.	Password Security; Contact Information. Client is responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys, YubiKeys, other security or confirmation information or hardware, or any other codes that Client uses to access the Custodial Services. Any loss or compromise of the foregoing information and/or Client’s personal information may result in unauthorized access to Client’s Custodial Account by third-parties and the loss or theft of any Digital Assets held in Client’s Custodial Account. Client is responsible for keeping Client’s email address and telephone number up to date in Client’s Custodial Account profile in order to receive any notices or alerts that Coinbase Custody may send Client. Coinbase Custody assumes no responsibility for any loss that Client may sustain due to compromise of Custodial Account login credentials due to no fault of Coinbase Custody and/or failure to follow or act on any notices or alerts that Coinbase Custody may send to Client. In the event Client believes Client’s Custodial Account information has been compromised, Client must contact Coinbase Custody Support immediately at custody@coinbase.com.

4.9.	Taxes. It is Client’s sole responsibility to determine whether, and to what extent, any taxes apply to any deposits or withdrawals Client conducts through the Custodial Services, and to withhold, collect, report and remit the correct amounts of taxes to the appropriate tax authorities. Client’s deposit and withdrawal history is available by accessing Client’s Custodial Account through the Coinbase Custody Site or by contacting Client’s account representative.

4.10.	Additional Matters. In addition to any additional service providers that may be described in an addendum or attachment hereto, Client acknowledges and agrees that the Custodial Services may be provided from time to time by, through or with the assistance of affiliates of, or vendors to, Coinbase Custody. Client shall receive notice of any material change in the entities that provide the Custodial Services. Unless Client terminates this Agreement as permitted herein, any new agreements or amended terms and conditions, associated with such change shall be governed by Sections 8.2 and 8.3 herein.

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4.11.	Death of Account Holder. To the extent Client is a natural person, if Coinbase Custody receives legal documentation confirming Client’s death or other information leading Coinbase Custody to believe Client is deceased, Coinbase Custody will freeze Client’s Custodial Account (“Freeze Period”). During the Freeze Period, no transactions may be completed until: (i) Client’s designated fiduciary has opened a new Custodial Account, as further described below, and the entirety of Client’s Custodial Account has been transferred to such new Custodial Account, or (ii) Client has received proof in a form satisfactory to Coinbase Custody that Client is not deceased. If Coinbase Custody has reason to believe Client is deceased but Coinbase Custody does not have proof of Client’s death in a form satisfactory to Coinbase Custody, Client authorizes Coinbase Custody to make inquiries, whether directly or through third parties, that Coinbase Custody considers necessary to ascertain whether Client is deceased. Upon receipt by Coinbase Custody of proof satisfactory to Coinbase Custody that Client is deceased, the fiduciary Client designated in a valid Will or similar testamentary document will be required to open a new Custodial Account. If Client has not designated a fiduciary, then Coinbase Custody reserves the right to (i) treat as Client’s fiduciary any person entitled to inherit Client’s Custodial Account, as determined by Coinbase Custody upon receipt and review of the documentation Coinbase Custody, in its sole and absolute discretion, deems necessary or appropriate, including (but not limited to) a Will, a living trust or a Small Estate Affidavit, or (ii) require an order designating a fiduciary from a court having competent jurisdiction over Client’s estate. In the event Coinbase Custody determines, in its sole and absolute discretion, that there is uncertainty regarding the validity of the fiduciary designation, Coinbase Custody reserves the right to require an order resolving such issue from a court of competent jurisdiction before taking any action relating to Client’s Custodial Account. Pursuant to the above, the opening of a new Custodial Account by a designated fiduciary is mandatory following the death of Client, and Client hereby agrees that his/her fiduciary shall be required to open a new Custodial Account and provide the information required under Section 2 of this Agreement in order to gain access to the contents of Client’s Custodial Account.

5.	COINBASE CUSTODY CONTACT INFORMATION AND DISPUTE RESOLUTION.

5.1.	Contact Coinbase Custody; Complaints. If Client has any feedback, questions, or complaints, Client may contact Coinbase Custody Customer Support, located at 200 Park Avenue South, Suite 1208, New York, NY 10003, via email at custody@coinbase.com or by telephone to Coinbase Custody at +1 (646) 760-6195.

If Client is a customer of Coinbase Custody in the United States, Client may also direct a complaint to the attention of: New York State Department of Financial Services, One State Street, New York, NY 10004-1511; +1 (212) 480-6400. Please visit www.dfs.ny.gov for additional information.

5.2.	Arbitration. THE PARTIES AGREE THAT ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLIENT’S USE OF THE CUSTODIAL SERVICES SHALL BE FINALLY SETTLED IN BINDING PRIVATE ARBITRATION. THE ARBITRATION WILL BE CONDUCTED IN THE ENGLISH LANGUAGE BY A SINGLE, NEUTRAL ARBITRATOR AND SHALL TAKE PLACE IN A MUTUALLY AGREED UPON LOCATION USING A MUTUALLY AGREED UPON BODY OF ARBITRATION RULES. THE ARBITRATOR MAY AWARD ANY RELIEF THAT A COURT OF COMPETENT JURISDICTION COULD AWARD, INCLUDING ATTORNEYS’ FEES WHEN AUTHORIZED BY LAW, AND THE ARBITRAL DECISION MAY BE ENFORCED IN ANY COURT. EACH PARTY WILL BE RESPONSIBLE FOR ANY OTHER FEES OR COSTS, SUCH AS ATTORNEYS’ FEES THAT IT MAY INCUR. IN ANY ACTION OR PROCEEDING TO ENFORCE THIS ARBITRATION PROVISION, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER COSTS AND ATTORNEYS’ FEES.

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6.	REPRESENTATIONS AND WARRANTIES.

6.1.	Client’s Representations and Warranties. In addition to the obligations arising under this Agreement and as a condition of and in consideration of Client accessing the Custodial Services, Client represents and warrants the following:

6.1.1.	Client operates in full compliance with all applicable laws, rules, and regulations in each jurisdiction in which Client operates, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including, but not limited to, U.S. efforts to fight the funding of terrorism and money laundering, and USA PATRIOT Act and Bank Secrecy Act requirements. Client further understands that any fines or penalties imposed on Coinbase Custody as a result of a violation by Client of any applicable securities regulation or law may, at Coinbase Custody’s discretion, be passed on to Client and Client acknowledges and represents that Client will be responsible for payment to Coinbase Custody of such fines;

6.1.2.	Client is currently in good standing with all relevant government agencies, departments, regulatory or supervisory bodies in all relevant jurisdictions in which Client does business, including but not limited to FINRA, the Municipal Securities Rulemaking Board, SIPC, the National Futures Association, the Commodity Futures Trading Commission and the Securities and Exchange Commission, and Client will immediately notify Coinbase Custody if Client ceases to be in good standing with any regulatory authority;

6.1.3.	Client will promptly provide such information as Coinbase Custody may reasonably request from time to time regarding (a) Client’s policies, procedures, and activities which relate to the Custodial Services in any manner, as determined by Coinbase Custody in its sole and absolute discretion, and (b) any transaction which involves the use of the Custodial Services, to the extent reasonably necessary to comply with applicable law, or the guidance or direction of, or request from, any regulatory authority or financial institution, provided that such information may be redacted to remove confidential commercial information not relevant to the requirements of this Agreement;

6.1.4.	Client will not deposit to a Custodial Account any Digital Asset that is not supported by the Custodial Services;

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6.1.5.	Client either owns or possesses lawful authorization to transact with all Digital Assets involved in the Custody Transactions;

6.1.6.	Client will not make any public statement, including any press release, media release, or blog post which mentions or refers to Coinbase Custody or a partnership between Client and Coinbase Custody, without the prior written consent of Coinbase Custody;

6.1.7.	Client has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Client has full legal capacity and authorization to do so;and

6.1.8.	All information provided by Client to Coinbase Custody in the course of negotiating this Agreement and the onboarding of Client as Coinbase Custody’s customer and user of the Custodial Services is complete, true, and accurate in all material respects, and no material information has been excluded.

6.2.	Coinbase Custody Representations and Warranties. Coinbase Custody represents and warrants the following:

6.2.1.	Coinbase Custody will safekeep the Digital Assets and segregate all Digital Assets from both the (a) property of Coinbase Custody, and (b) assets of other customers of Coinbase Custody;

6.2.2.	Coinbase Custody has no right, interest, or title in Client’s Digital Assets;

6.2.3.	Coinbase Custody will maintain adequate capital and reserves to the extent required by applicable law;

6.2.4.	Coinbase Custody will not, directly or indirectly, lend, pledge, hypothecate or re-hypothecate any Digital Assets;

6.2.5.	Coinbase Custody possess, and will maintain, all licenses, registrations, authorizations and approvals required by any governmental agency,regulatory authority or other party necessary for it to operate its business and engage in the business relating to its provision of the Custodial Services;

6.2.6.	Coinbase Custody will not make any public statement, including any press release, media release, or blog post which mentions or refers to Client or a partnership between Coinbase Custody and Client, without the prior written consent of Client; and

6.2.7.	Coinbase Custody has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Coinbase Custody has full legal capacity and authorization to do so.

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7.	DISCLAIMERS; INDEMNIFICATION; LIMITATION OF LIABILITY.

7.1.	Computer Viruses. Coinbase Custody shall not bear any liability, whatsoever, for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from Coinbase Custody’s gross negligence, fraud, or willful misconduct. Coinbase Custody advises the regular use of a reputable and readily available virus screening and prevention software. Client should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks and should use care in reviewing messages purporting to originate from Coinbase Custody. Client should always log into Client’s Custodial Account through the Coinbase Custody Site to review any deposits or withdrawals or required actions if Client has any uncertainty regarding the authenticity of any communication or notice.

7.2.	Indemnification. Each party agrees to indemnify and hold the other party, its affiliates, and each of its or their respective officers, directors, employees and representatives, harmless from any third-party claim or third-party demand (including attorneys’ fees and any fines, fees or penalties imposed by any regulatory authority) arising out of a party’s (1) breach of this Agreement, (2) breach of the confidentiality obligations under or in connection with this Agreement, (3) violation of any law, rule or regulation, or the rights of any third party, or (4) gross negligence, fraud or willful misconduct.

7.3.	Limitation of Liability; No Warranty. IN NO EVENT SHALL COINBASE CUSTODY, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, JOINT VENTURERS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE (A) FOR ANY AMOUNT GREATER THAN THE VALUE OF THE SUPPORTED DIGITAL ASSETS ON DEPOSIT IN CLIENT’S CUSTODIAL ACCOUNT(S) AT THE TIME OF THE EVENTS GIVING RISE TO THE LIABILITY (THE VALUE OF WHICH SHALL BE CALCULATED AT THE AVERAGE UNITED STATES DOLLAR ASK PRICE, AT THE TIME OF THE LOSS, OF THE THREE (3) LARGEST EXCHANGES (BY TRAILING 30-DAY VOLUME) WHICH OFFER THE RELEVANT DIGITAL CURRENCY OR DIGITAL ASSET/USD TRADING PAIR, AS RELEVANT, SUBJECT TO THE PER ADDRESS LIMITATION AS DESCRIBED BELOW) AND/OR (B) FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COINBASE CUSTODY SITE OR THE COINBASE CUSTODY CUSTODIAL SERVICES, OR THIS AGREEMENT, EVEN IF AN AUTHORIZED REPRESENTATIVE OF COINBASE CUSTODY HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES SO THE ABOVE LIMITATION MAY NOT APPLY TO CLIENT.

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TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COINBASE CUSTODY CUSTODIAL SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COINBASE CUSTODY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT. COINBASE CUSTODY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE SITE, ANY PART OF THE COINBASE CUSTODY CUSTODIAL SERVICES, OR ANY OF THE MATERIALS CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, OR TIMELY; BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES; OR BE SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

NOTWITHSTANDING THE FOREGOING, COINBASE CUSTODY’S MAXIMUM LIABILITY FOR EACH COLD STORAGE ADDRESS SHALL BE LIMITED TO ONE HUNDRED MILLION US DOLLARS (US$100,000,000). AS A BEST PRACTICE, COINBASE CUSTODY RECOMMENDS LIMITING THE VALUE OF DIGITAL ASSETS DEPOSITED IN EACH COLD STORAGE ADDRESS TO LESS THAN EIGHTY MILLION US DOLLARS (US$80,000,000). IF ELECTED BY CLIENT, COINBASE CUSTODY WILL PROVIDE CLIENT WITH ALL NECESSARY ASSISTANCE TO IMPLEMENT SUCH LIMITATIONS.

8.	MISCELLANEOUS.

8.1.	Entire Agreement. This Agreement, any addendum or attachments thereto, the Coinbase Custody Privacy Policy, and all disclosures, notices or policies available on the Coinbase Custody Site, comprise the entire understanding and agreement between Client and Coinbase Custody as to the Custodial Services, and supersedes any and all prior discussions, agreements and understandings of any kind (including without limitation any prior versions of this Agreement), and every nature between and among Client and Coinbase Custody. Section headings in this Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Agreement.

8.2.	Amendments. Any modification or addition to this Agreement must be in writing and either (i) signed by a duly authorized representative of each of party, or (ii) accepted and agreed to by Client through the Custodial Services user interface. Client agrees that Coinbase Custody shall not be liable to Client or any third party for any modification or termination of the Custodial Services, or suspension or termination of Client’s access to the Custodial Services, except to the extent otherwise expressly set forth herein.

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8.3.	Assignment. Client may not assign any rights and/or licenses granted under this Agreement without the prior written consent of Coinbase Custody. Coinbase Custody reserves the right to assign its rights without restriction except notice to Client, including without limitation to any Coinbase Custody affiliates or subsidiaries, or to any successor in interest of any business associated with the Custodial Services. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors and permitted assigns.

8.4.	Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable under any rule, law, or regulation or any governmental agency (local, state, or federal), such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Agreement shall not be affected.

8.5.	Survival. All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, including, without limitation, sections pertaining to suspension or termination, Custodial Account cancellation, debts owed to Coinbase Custody, general use of the Coinbase Custody Site, disputes with Coinbase Custody, and general provisions, shall survive the termination or expiration of this Agreement.

8.6.	Governing Law. Client agrees that the laws of the State of New York, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that arises from, or relates thereto, between Client and Coinbase Custody, except to the extent governed by federal law.

8.7.	Force Majeure. Coinbase Custody shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of Coinbase Custody, including but not limited to, any delay or failure due to any act of God, natural disasters, act of civil or military authorities, act of terrorists, including but not limited to cyber-related terrorist acts, hacking, government restrictions, exchange or market rulings, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophe or any other occurrence which is beyond the reasonable control of Coinbase Custody and shall not affect the validity and enforceability of any remaining provisions.

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8.8.	Non-Waiver of Rights. This agreement shall not be construed to waive rights that cannot be waived under applicable laws in the jurisdiction where Client is located.

9.	COINBASE CUSTODY OBLIGATIONS.

9.1.	Bookkeeping. Coinbase Custody will keep timely and accurate records as to the deposit, disbursement, investment, and reinvestment of the Digital Assets. Coinbase Custody will maintain accurate records and bookkeeping of the Custodial Services as required by applicable law and in accordance with Coinbase Custody’s internal document retention policies.

9.2.	Insurance. Coinbase Custody will obtain and maintain, at its sole expense, insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services provided hereunder.

9.3.	Business Continuity Plan. Coinbase Custody has established a business continuity plan that will support its ability to conduct business in the event of a significant business disruption (“SBD”). This plan is reviewed and updated annually, and can be updated more frequently, if deemed necessary by Coinbase Custody in its sole discretion. Should Coinbase Custody be impacted by an SBD, Coinbase Custody aims to minimize business interruption as quickly and efficiently as possible. To receive more information about Coinbase Custody’s business continuity plan, please send a written request to security@coinbase.com.

[Signatures on the following page]

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IN WITNESS WHEREOF, this Agreement is executed as of the date below.

COINBASE CUSTODY TRUST COMPANY, LLC.

By:	/s/ Sam McIngvale
Name:	Sam McIngvale
Title:	Chief Executive Officer
Date:	April 22, 2021

CLIENT: Republic Realm Manager, LLC

By:	/s/ Taro J Kawamura
Name:	Taro J Kawamura
Title:	Head of Product
Date:	April 21, 2021

CLIENT: Republic Realm Inc.

By:	/s/ Taro J Kawamura
Name:	Taro J Kawamura
Title:	Head of Product
Date:	April 21, 2021

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EXHIBIT A

CLIENT

1. Republic Realm Manager, LLC

2. Republic Realm Inc.

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APPENDIX 1:

PROHIBITED USE, PROHIBITED BUSINESSES AND CONDITIONAL USE

This policy sets forth the limitations concerning Client’s use of Client’s Custodial Account. Coinbase Custody may amend this policy at any time by providing a revised version on Coinbase Custody Site. The revised version will be effective at the time Coinbase Custody posts it. Coinbase Custody will provide Client with prior notice of any material changes via Coinbase Custody Site.

1.	PROHIBITED USE. Client may not use Client’s Custodial Account to engage in the following categories of activity (“Prohibited Uses”). The Prohibited Uses extend to any third party that gains access to the Custodial Services through Client’s account or otherwise, regardless of whether such third party was authorized or unauthorized by Client to use the Custodial Services associated with the Custodial Account. The specific types of use listed below are representative, but not exhaustive. If Client is uncertain as to whether or not Client’s use of Custodial Services involves a Prohibited Use, or have questions about how these requirements applies to Client, please contact Coinbase Custody at custody@coinbase.com. By opening a Custodial Account, Client confirms that Client will not use Client’s Custodial Account to do any of the following:

1.1.	Unlawful Activity: Activity which would violate, or assist in violation of, any law, statute, ordinance, or regulation, sanctions programs administered in the countries where Coinbase Custody conducts business, including, but not limited to, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information.

1.2.	Abusive Activity: Actions which impose an unreasonable or disproportionately large load on Coinbase Custody’s infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to the Site that contains viruses, Trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to the Site, other Custodial Accounts, computer systems or networks connected to the Site, through password mining or any other means; use Custodial Account information of another party to access or use the Site; or transfer Client’s Custodial Account access or rights to Client’s Custodial Account to a third party, unless by operation of law or with the express permission of Coinbase Custody.

1.3.	Abuse Other Users: Interfere with another Coinbase Custody user’s access to or use of any Custodial Services; defame, abuse, extort, harass, stalk, threaten or otherwise violate or infringe the legal rights (such as, but not limited to, rights of privacy, publicity and intellectual property) of others; incite, threaten, facilitate, promote, or encourage hate, racial intolerance, or violent acts against others; harvest or otherwise collect information from the Site about others, including, without limitation, email addresses, without proper consent.

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1.4.	Fraud: Activity which operates to defraud Coinbase Custody, Coinbase Custody users, or any other person; provide any false, inaccurate, or misleading information to Coinbase Custody.

1.5.	Gambling: Lotteries; bidding fee auctions; sports forecasting or odds making; fantasy sports leagues with cash prizes; Internet gaming; contests; sweepstakes; games of chance.

1.6.	Intellectual Property Infringement: Engage in transactions involving items that infringe or violate any copyright, trademark, right of publicity or privacy or any other proprietary right under the law, including but not limited to sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder; use of Coinbase Custody intellectual property, name, or logo, including use of Coinbase Custody trade or service marks, without express consent from Coinbase Custody or in a manner that otherwise harms Coinbase Custody, or Coinbase Custody’s brand; any action that implies an untrue endorsement by or affiliation with Coinbase Custody.

1.7.	Written Policies: Client may not use the Custodial Account or the Custodial Services in a manner that violates, or is otherwise inconsistent with, any operating instructions promulgated by Coinbase Custody.

2.	PROHIBITED BUSINESSES. Although Coinbase Custody may offer a Custodial Account to any entity that can successfully create an account in accordance with the terms of this Agreement, the following categories of businesses, business practices, and sale items are barred from the Custodial Services (“Prohibited Businesses”). The specific types of use listed below are representative, but not exhaustive. If Client is uncertain as to whether or not Client’s use of the Custodial Services involves a Prohibited Business, or have questions about how these requirements apply to Client, please contact us at custody@coinbase.com.

By opening a Custodial Account, Client confirm that Client will not use the Custodial Services in connection with any of following businesses, activities, practices, or items:

2.1.	Restricted Financial Services: Check cashing, bail bonds, collections agencies.

2.2.	Intellectual Property or Proprietary Rights Infringement: Sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder.

2.3.	Counterfeit or Unauthorized Goods: Unauthorized sale or resale of brand name or designer products or services; sale of goods or services that are illegally imported or exported or which are stolen.

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2.4.	Regulated Products and Services: Marijuana dispensaries and related businesses; sale of tobacco, e-cigarettes, and e-liquid; online prescription or pharmaceutical services; age-restricted goods or services; weapons and munitions; gunpowder and other explosives; fireworks and related goods; toxic, flammable, and radioactive materials; products and services with varying legal status on a state-by-state basis.

2.5.	Drugs and Drug Paraphernalia: Sale of narcotics, controlled substances, and any equipment designed for making or using drugs, such as bongs, vaporizers, and hookahs.

2.6.	Pseudo-Pharmaceuticals: Pharmaceuticals and other products that make health claims that have not been approved or verified by the applicable local and/or national regulatory body.

2.7.	Substances designed to mimic illegal drugs: Sale of a legal substance that provides the same effect as an illegal drug (e.g., salvia, kratom).

2.8.	Adult Content and Services: Pornography and other obscene materials (including literature, imagery and other media); sites offering any sexually-related services such as prostitution, escorts, pay-per view, adult live chat features.

2.9.	Multi-level Marketing: Pyramid schemes, network marketing, and referral marketing programs.

2.10.	Unfair, Predatory or Deceptive Practices: Investment opportunities or other services that promise high rewards; sale or resale of a service without added benefit to the buyer; resale of government offerings without authorization or added value; sites that we determine in our sole discretion to be unfair, deceptive, or predatory towards consumers.

2.11.	Gambling Services.

2.12.	Weapons Manufacturers/Vendors.

2.13.	Hate Groups.

2.14.	Money Services: Gift cards; prepaid cards; sale of in-game currency unless the merchant is the operator of the virtual world; act as a payment intermediary or aggregator or otherwise resell any of the Custodial Services.

2.15.	Crowdfunding

2.16.	High-risk Businesses: any businesses that we believe pose elevated financial risk or legal liability.

3.	CONDITIONAL USE. Express written consent and approval from Coinbase Custody must be obtained prior to using Custodial Services for the following categories of business and/or use (“Conditional Uses”). Consent may be requested by contacting us at custody@coinbase.com. Coinbase Custody may also require Client to agree to additional conditions, make supplemental representations and warranties, complete enhanced on-boarding procedures, and operate subject to restrictions if Client uses the Custodial Services in connection with any of following businesses, activities, or practices:

3.1.	Charities: Acceptance of donations for nonprofit enterprise.

3.2.	Games of Skill: Games which are not defined as gambling under this Agreement or by law, but which require an entry fee and award a prize.

3.3.	Religious/Spiritual Organizations: Operation of a for-profit religious or spiritual organization.

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APPENDIX 2:

E-SIGN DISCLOSURE AND CONSENT

This policy describes how Coinbase Custody delivers communications to Client electronically. Coinbase Custody may amend this policy at any time by providing a revised version on Coinbase Custody Site. The revised version will be effective at the time Coinbase Custody posts it. Coinbase Custody will provide Client with prior notice of any material changes via Coinbase Custody Site.

1.	ELECTRONIC DELIVERY OF COMMUNICATIONS. Client agrees and consents to receive electronically all communications, agreements, documents, notices and disclosures (collectively, “Communications”) that Coinbase Custody provides in connection with Client’s Custodial Account and Client’s use of Custodial Services. Communications include:

1.1.	Terms of use and policies Client agrees to (e.g., this Agreement, any addendum thereto, and Privacy Policy), including updates to these agreements or policies;

1.2.	Custodial Account details, history, transaction receipts, confirmations, and any other Custodial Account, deposit, withdrawal or transfer information;

1.3.	Legal, regulatory, and tax disclosures or statements we may be required to make available to Client; and

1.4.	Responses to claims or customer support inquiries filed in connection with Client’s Custodial Account.

We will provide these Communications to Client by posting them on the Site, emailing them to Client at the primary email address on file with Coinbase Custody,communicating to Client via instant chat, and/or through other electronic communication.

For the sake of clarity, the parties hereby acknowledge and agree that Client’s consent herein allows for electronically delivered Communications to be accepted and agreed to by Client through the Custodial Services interface. Furthermore, Coinbase Custody may use electronic signatures and obtain them from Client in connection with Client’s use of the Custodial Services. Client consents and agrees that Client’s electronic signature on Communications, including but not limited to agreements, terms of use, addenda, consents, authorizations or updates relating thereto has the same effect as if Client signed them in ink.

2.	HARDWARE AND SOFTWARE REQUIREMENTS. In order to access and retain electronic Communications, Client will need the following computer hardware and software:

2.1.	A device with an Internet connection;

2.2.	A current web browser that includes 128-bit encryption (e.g., Internet Explorer version 9.0 and above, Firefox version 3.6 and above, Chrome version 31.0 and above, or Safari 7.0 and above) with cookies enabled;

2.3.	A valid email address (Client’s primary email address on file with Coinbase Custody); and

2.4.	Sufficient storage space to save past Communications or an installed printer to print them.

3.	HOW TO WITHDRAW CLIENT’S CONSENT. Client may withdraw Client’s consent to receive Communications electronically by contacting Coinbase Custody at custody@coinbase.com. If Client fails to provide or if Client withdraws Client’s consent to receive Communications electronically, Coinbase Custody reserves the right to immediately close Client’s Custodial Account or charge Client additional fees for paper copies.

4.	UPDATING CLIENT’S INFORMATION. It is Client’s responsibility to provide Coinbase Custody with a true, accurate, and complete e-mail address and Client’s contact information, and to keep such information up to date. Client understands and agrees that if Coinbase Custody sends Client an electronic Communication but Client does not receive it because Client’s primary email address on file is incorrect, out of date, blocked by Client’s service provider, or Client is otherwise unable to receive electronic Communications, Coinbase Custody will be deemed to have provided the Communication to Client.

Client may update Client’s information by logging into Client’s Custodial Account and visiting settings or by contacting the Custody support team at custody@coinbase.com.

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SCHEDULE A

COINBASE CUSTODY CUSTODIAL SERVICES

FEE SCHEDULE

This Fee Schedule is effective (the “Effective Date”) upon execution of the Custodial Services Agreement between Coinbase Custody and Client (the “Agreement”). The parties hereto agree that the fees associated with the Custodial Services for Client shall be as set forth below. All capitalized terms not defined herein shall have the meaning ascribed to such term in this Agreement.

1.	MINIMUM CUSTODIAL ACCOUNT BALANCE. Client’s minimum custodial account balance shall be no less than $0.00, effective (3) months from the Effective Date (the “Account Minimum”).

2.	IMPLEMENTATION FEE. The Client implementation fee set forth below is a one-time, flat fee assessed to cover onboarding and implementation costs (the “Implementation Fee”): Coinbase Custody is pleased to waive the Implimentation Fee at this time.

3.	CUSTODIAL SERVICE FEE & MINIMUM MONTHLY CHARGE. The Custodial Service Fee is a tiered annualized fee, charged monthly, that is assessed as a percentage of Client’s USD denominated average monthly balance of assets under custody (“AUC[1] “). The Custodial Service Fee is defined and calculated as follows:

Monthly Average AUC multiplied by the Custodial Billing Rate, as defined herein.

The Custodial Billing Rate is defined as the proportion of total calendar days in the billing month to total calendar days in the billing year multiplied by the Annualized Custodial Service Fee (as set forth below).

Client’s Monthly Average AUC shall equal the USD denominated sum of Client’s Daily AUC for each calendar day of the billing month, for each Digital Asset on deposit in Client’s Custodial Account, divided by number of calendar days in the billing month.

Client’s Daily AUC shall equal the daily Digital Asset price as listed on Coinbase Pro at 4:00 PM ET multiplied by Client’s daily Digital Asset balance as of 4:00 PM ET.

1To the extent Client is also a customer of Coinbase Custody International Limited (“CCI”), the pricing terms set forth herein shall act in aggregate with the Fee Schedule prepared by CCI for Client. For avoidance of doubt, Client’s AUC hereunder shall act in aggregate with any Client assets under custody with CCI.

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On a monthly basis, Client shall pay the greater of (1) the Custodial Service Fee, or (2) the monthly minimum charge set forth below (collectively, the “Fee”). Client shall pay the Fee on the earlier of (i) the date that Client’s Custodial Account amasses an equivalent to $50,000 AUC, or (ii) 3 months from the Effective Date. The Fee, once it commences, shall be the greater of:

a. Custodial Service Fee,

Client’s Monthly Average AUC	Tiered Annualized Custodial Service Fee (bps)
First $0 to $1M	35
Next $1M to $10M	35
Next $10M to $25M	35
Next $25M to $50M	35
Next $50M to $100M	35
Next $100M to $250M	35
Next $250M to $500M	35
Next $500M to $1B	35
Next $1B to $2B	35
Next $2B to $3B	35
Amounts over $3B	35

or

b. Minimum Monthly Charge.

$0.00 per month.

4.	PAYMENT TERMS. Coinbase Custody will invoice Client for all Fees on a monthly basis and Client shall pay all amounts to Coinbase Custody within Fifteen (15) days of Client’s receipt of an invoice for such Fee. Client will pay any amounts owed hereunder in the form and manner selected by Client and approved by Coinbase Custody, and according to any additional terms found on the Coinbase Custody Site, including but not limited to transfer of cryptocurrency to an address designated by Coinbase Custody, as a debit from Client’s Custodial Account.

5.	TERM. This Fee Schedule was prepared exclusively for by each individual entity identified in Exhibit A on 4/16/2021 and is valid for thirty (30) days. The pricing terms set forth herein shall act in aggregate with the Fee Schedule prepared for the following funds. For avoidance of a doubt, Client’s AUC shall act in aggregate with each fund referenced below.

1. Republic Realm Manager, LLC

2. Republic Realm Inc.

The terms of this Agreement and the pricing terms set forth herein are confidential and shall not be shared with any third parties.

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